Exhibit 99.1

PEDEVCO CORP.
FINANCIAL STATEMENTS OF OIL AND GAS PROPERTIES ACQUIRED

On August 31, 2018, PEDEVCO Corp. (“PEDEVCO”, the “Company”, “we” and “us”)(through our wholly-owned subsidiary, Pacific Energy Development Corp. (“PEDCO”)) closed a Purchase and Sale Agreement with Milnesand Minerals Inc., a Delaware corporation, Chaveroo Minerals Inc., a Delaware corporation, Ridgeway Arizona Oil Corp., an Arizona corporation (“RAOC”), and EOR Operating Company, a Texas corporation (“EOR”)(collectively, “Seller”)(the “Purchase Agreement”). The effective date of the acquisition was September 1, 2018. Pursuant to the Purchase Agreement, PEDCO acquired approximately 23,000 net leasehold acres, current operated production, and all of Seller’s leases and related rights, oil and gas and other wells, equipment, easements, contract rights, and production associated with such acquired acres (collectively, the “Acquired Assets” or “Oil and Gas Properties Acquired”). The Assets are located in the San Andres play in the Permian Basin situated in west Texas and eastern New Mexico, with all acreage and production 100% operated and substantially all acreage held by production.

Following are the audited financial statements of the Acquired Assets for the years ended December 31, 2017 and 2016, the Combined Balance Sheets as of June 30, 2018 (Unaudited), and the Combined Statements of Operations for the Six Months Ended June 30, 2018 (Unaudited).

Combined Financial Statements of Oil and Gas Properties Acquired for the Years Ended December 31, 2017 and 2016	3
Notes to Combined Financial Statements of Oil and Gas Properties Acquired for the Years Ended December 31, 2017 and 2016	9
Combined Financial Statements of Oil and Gas Properties Acquired for the Six Months Ended June 30, 2018 (Unaudited)	23
Notes to Combined Financial Statements of Oil and Gas Properties Acquired for the Six Months Ended June 30, 2018 (Unaudited)	28

NEW MEXICO AND WEST TEXAS OIL AND GAS PROPERTIES ACQUIRED
COMBINED FINANCIAL STATEMENTS AND NOTES TO COMBINED FINANCIAL STATEMENTS

1.
PROPERTIES ACQUIRED AND RELATED TRANSACTIONS

Acquisition of New Mexico and West Texas Properties

On August 1, 2018, PEDEVCO Corp. (the “Company”) entered into a Purchase and Sale Agreement with Milnesand Minerals Inc., Chaveroo Minerals Inc., Ridgeway Arizona Oil Corp., (“RAOC”), and EOR Operating Company (“EOR”) (collectively the “Seller”)(the “Purchase Agreement”). The transaction closed on August 31, 2018, and the effective date of the acquisition was September 1, 2018. Pursuant to the Purchase Agreement, the Company acquired certain oil and gas assets described in greater detail below (the “Assets”) from the Seller in consideration for $18,500,000 (of which $500,000 was held back to provide for potential indemnification of the Company under the Purchase Agreement and Stock Purchase Agreement (described below), with one-half ($250,000) to be released to Seller 90 days after closing and the balance ($250,000) to be released 180 days after closing (provided that if a court of competent jurisdiction determines that any part of the amount withheld by the Company subsequent to 180 days after closing was in fact due to the Seller, the Company is required to pay the Seller 200%, instead of 100%, of the amount so retained).

The Assets represent approximately 23,000 net leasehold acres, current operated production, and all the Seller’s leases and related rights, oil and gas and other wells, equipment, easements, contract rights, and production (effective as of the effective date) as described in the Purchase Agreement. The Assets are located in the San Andres play in the Permian Basin situated in West Texas and Eastern New Mexico, with all acreage and production 100% operated, and substantially all acreage held by production (“HBP”).

Also on August 31, 2018, the Company closed the transactions under the August 1, 2018 Stock Purchase Agreement with Hunter Oil Production Corp. (“Hunter Oil”), and acquired all the stock of RAOC and EOR (the “Acquired Companies”) for net cash paid of $500,000 (an aggregate purchase price of $2,815,636, less $2,315,636 in restricted cash which the Acquired Companies are required to maintain as of the closing date). The Stock Purchase Agreement contains customary representations and warranties of the parties, post-closing adjustments, and indemnification requirements requiring Hunter Oil to indemnify us for certain items.

The following table summarizes the allocation of the purchase price to the net assets acquired:

Purchase price at September 1, 2018
Cash paid	$20,816
Contingent consideration	500
Total consideration paid	21,316
Fair value of net assets acquired at September 1, 2018
Restricted cash for bonds	$2,316
Oil and gas properties, subject to amortization	21,012
Total assets	23,328

Asset retirement obligations	2,012
Total liabilities	2,012
Net assets acquired	$21,316

2. FINANCIAL STATEMENTS AND FOOTNOTES

The audited financial statements of the Assets, for each of the two years ended December 31, 2017and 2016, and the Combined Balance Sheets as of June 30, 2018 (Unaudited), and the Combined Statements of Operations for the Six Months Ended June 30, 2018 (Unaudited) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of financial statements.

HUNTER OIL GROUP

Combined Financial Statements

Years Ended December 31, 2017 and 2016

(Expressed in US dollars)

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Pacific Energy Development Corp.

We have audited the accompanying combined financial statements of Ridgeway Arizona Corp., EOR Operating Company, Milnesand Minerals Inc. and Chevaroo Minerals Inc. (collectively the “Hunter Oil Group”), which comprise the combined statements of financial position as at December 31, 2017 and 2016, and the combined statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with International Financial Reporting Standards and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements present fairly, in all material respects, the financial position of Hunter Oil Group as at December 31, 2017 and 2016, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 2 in the combined financial statements which describes certain conditions that indicate the existence of a material uncertainty that may cast significant doubt about Hunter Oil Group’s ability to continue as a going concern.

/s/DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS
Vancouver, Canada
November 12, 2018

HUNTER OIL GROUP
Combined Balance Sheets
(Expressed in thousands of US dollars)

		December 31,	December 31,
As of	Notes	2017	2016

Assets
Current assets
Cash		$57	$385
Receivables	6	99	152
Prepaid expenses and other deposits		5	137
Total current assets		161	674

Non-current assets
Exploration and evaluation assets	7	179	65
Property and equipment, net	8	32,012	38,895
Restricted cash	9	2,316	2,315

Total Assets		$34,668	$41,949

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	10	$253	$176
Asset retirement obligations	11	349	527
Total current liabilities		602	703

Asset retirement obligations	11	12,751	17,240
Total liabilities		13,353	17,943

Shareholders' equity
Share capital	13	1	1
Retained earnings		21,314	24,005
Total shareholders' equity		21,315	24,006

Total Liabilities and Shareholders' Equity		$34,668	$41,949

Subsequent event	1

Approved by the Board of Directors:

“Simon Kukes”                                                  “John Scelfo”

Director                                                              Director

See accompanying notes to the combined financial statements

HUNTER OIL GROUP
Combined Statements of Operations and Comprehensive Loss
(Expressed in thousands of US dollars)

		Years ended December 31,
	Notes	2017	2016

Revenues
Oil and gas sales		$1,538	$1,415
Less: Royalties		(321)	(310)
Revenues, net of royalties		1,217	1,105

Expenses
Operating and production costs		1,030	940
Workover expenses		45	354
General and administrative		177	14
Loss (gain) on disposition of assets		5	(5)
Depreciation and depletion	8	559	740
Accretion	11	441	372
Impairment on property and equipment	8	1,461	-
Other income, net		(6)	(80)
		3,712	2,335

Net comprehensive loss for the year		$(2,495)	$(1,230)

See accompanying notes to the combined financial statements.

HUNTER OIL GROUP
Combined Statements of Shareholders' Equity
(Expressed in thousands of US dollars except common shares,)

	Common Shares
	Number	Share Capital	Retained Earnings	Shareholders’ Equity

Balance, January 1, 2016	310	$1	$27,653	$27,654
Impairment of related party receivables (Note 6)	-	-	(2,418)	(2,418)
Net loss for the year	-	-	(1,230)	(1,230)
Balance, December 31, 2016	310	1	24,005	24,006
Impairment of related party receivables (Note 6)	-	-	(196)	(196)
Net loss for the year	-	-	(2,495)	(2,495)
Balance, December 31, 2017	310	$1	$21,314	$21,315

See accompanying notes to the combined financial statements.

HUNTER OIL GROUP
Combined Statements of Cash Flow
(Expressed in thousands of US dollars)

		Year ended December 31,
	Note	2017	2016

Cash provided by (used in):
Operating activities
Net loss for the year		$(2,495)	$(1,230)
Non-cash and other items:
Depreciation and depletion		560	740
Accretion of asset retirement obligation		441	372
Gain (Loss) on disposition of assets		5	(5)
Impairment on property and equipment		1,461	-
Non-cash other expenses		(4)	(30)
		(32)	(2,556)
Asset retirement expenditures		(213)	(365)
Changes in non-cash working capital	17	66	(2,404)

Cash used in operating activities		(179)	(2,892)

Investing activities
Exploration and evaluation expenditures		(114)	(65)
Property and equipment expenditures		(34)	(565)
(Increase) decrease in restricted cash		(1)	1,958
Cash used in investing activities		(349)	1,328

Net change in cash		(328)	(1,564)
Cash, beginning of the year		385	1,949
Cash, end of the year		$57	$385
Non-cash transaction
Impairment of other receivables		$196	$2,418

See accompanying notes to the combined financial statements.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

1.
Reporting Entity and Description of Business

On August 1, 2018, Pacific Energy Development Corp. (“PEDCO”), a wholly-owned subsidiary of PEDEVCO Corp. (“PEDEVCO”), entered into a Purchase and Sale Agreement and a Stock Purchase Agreement with Ridgeway Arizona Oil Corp. (“RAOC”), EOR Operating Company (“EOR”), Milnesand Minerals Inc. (“Milnesand”), Chaveroo Minerals Inc. (“Chaveroo”) (collectively the Hunter Oil Group” or the “Company”) and Hunter Oil Production Corp. whereby PEDCO acquired 100% interest in the equity of RAOC and EOR in consideration for $2.8 million and certain oil and gas assets (the “Assets”) from Milnesand and Chaveroo in consideration for $18.5 million (the “Transaction”).

PEDEVCO was incorporated under the Corporation Laws of the State of Texas and the common shares of PEDEVCO are listed on the NYSE American. PEDEVCO’s primary business plan is engaging in the acquisition, exploration, development and production of oil and natural gas shale plays in the United States, with a secondary focus on conventional oil and natural gas plays. The registered address of PEDEVCO is 1250 Wood Branch Park Dr., Suite 400, Houston, Texas 77079. PEDCO was incorporated under the Corporation Law of the State of Nevada.

The Hunter Oil Group was wholly-owned subsidiaries of Hunter Oil Corp, a company incorporated in British Columbia, Canada and engaged primarily in the acquisition, development, operation and exploitation of crude oil and natural gas properties in the Permian Basin in eastern New Mexico, United States.

The Assets represent the Hunter Oil Group’s leasehold acres, current operated production, and all of the Hunter Oil Group’s leases and related rights, oil and gas and other wells, equipment, easements, contract rights, and production in accordance with the Purchase and Sale Agreement. The Assets are located in the San Andres play in the Permian Basin situated in west Texas and eastern New Mexico, with all acreage and production 100% operated and substantially all acreage held by production.

On August 31, 2018, PEDCO closed the transactions contemplated by the Purchase and Sale Agreement and the Stock Purchase Agreement and EOR and RAOC became the wholly-owned subsidiaries of PEDCO.

During the years ended December 31, 2016 and 2017, RAOC, EOR, and the operating assets of Milnesand and Chaveroo were under the common control of Hunter Oil Corp.

2.
Liquidity and Going Concern

While these combined financial statements are prepared on the basis that the Company will continue to operate as a going concern, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the twelve-month period following the date of these combined financial statements, certain conditions and events indicate the existence of a material uncertainty that may cast significant doubt on the validity of this assumption. The Company expects to incur further losses during the future development of its business. The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable production and to obtain additional funding from loans or equity financings or through other arrangements. Although the Company has been successful in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company.

These combined financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary were the going concern assumption deemed to be inappropriate. These adjustments could be material.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

3.
Basis of Presentation and Significant Accounting Policies

Statement of Compliance

These financial statements represent the combined financial statements of the Hunter Oil Group prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretation issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

The combined financial statements have been prepared under the historical cost convention, as modified by the revaluation of financial assets and liabilities at fair value through profit or loss. The accounting policies set out in this note have been applied in preparing the combined financial statements for the years ended December 31, 2017 and 2016.

These financial statements were approved and authorized for issuance by the Board of Directors on November 12, 2018.

Basis of Presentation

Basis of combination – These combined financial statements include the accounts of the following:

Name	Jurisdiction
Ridgeway Arizona Oil Corp.	Arizona, USA
EOR Operating Company	Texas, USA
Milnesand Minerals Inc.	Delaware, USA
Chaveroo Minerals Inc.	Delaware, USA

All intercompany transactions and balances have been eliminated on these combined financial statements.
Management believes the assumptions underlying the combined financial statements of Hunter Oil Group are reasonable. However, as a result of the basis of presentation described above, these combined financial statements may not be necessarily be indicative of the operating results and financial position that would have resulted had RAOC, EOR, Milnesand, or Chaveroo historically operated as a stand-alone entity.

Functional Currency – These combined financial statements are presented in United States dollars, unless otherwise indicated. All references to $ are to United States dollars and references to C$ are to Canadian dollars. The functional currency of the Company is in United States dollars.

Basis of Measurement and Estimation Uncertainty – The combined financial statements are prepared on a historical cost basis except as detailed in the Company’s accounting policies disclosed in this note. The timely preparation of the combined financial statements requires management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the combined financial statements, and the amount of revenues and expenses. Accordingly, actual results may differ from these estimates.

Foreign Currency Translation – These combined financial statements are presented in United States dollars, unless otherwise indicated. Items included in the combined financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). Foreign currency transactions are translated into the functional currency using the exchange rates that are prevailing at the dates of the transaction. Generally, foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year end exchange rates for monetary assets and liabilities denominated in currencies other than the entities functional currency are recognized in the statement of operations. Revenues and expenses are translated at average exchange rates prevailing during the period.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

Revenue Recognition – Revenue is measured at the fair value of consideration received or receivable and represents the amounts receivable for commodities supplied when the amount of revenue can be reliably measured and when it is probable that future economic benefits will flow to the Company. This occurs at the time when control of the products is transferred to the purchaser who can then direct the use and obtain the benefits of the commodities.

Restricted Cash – Restricted cash is comprised of cash escrowed and certificates of deposit at banks which are pledged either to secure plugging and abandonment obligations for properties operated by the Company’s subsidiaries or to secure a well site reclamation project in Canada.

Exploration and Evaluation Assets – Pre-license expenditures are expensed in the period in which they are incurred. The costs for oil and gas properties acquisitions, leases to explore, exploratory well expenditures, asset retirement obligations (estimated), delay rentals, lease bonus payments, and evaluating the commercial potential of underlying resources are all initially capitalized as exploration and evaluation assets. In addition, the costs to maintain and evaluate major development costs are capitalized as exploration and evaluation assets.

Exploration and evaluation assets are subject to technical, commercial and management review to confirm the continued intent to develop and extract the underlying resources. If an area or exploration well is not considered commercially viable, the related capitalized costs are charged to profit or loss. When management determines with reasonable certainty that an exploration and evaluation asset is technically feasible and commercially viable as evidenced by the existence of proved or probable reserves, and the appropriate internal and external approvals have been met, the asset is transferred to property and equipment.

Once commercial reserves are found, exploration and evaluation assets are tested for impairment and transferred to development oil and gas assets within property and equipment. No depletion is charged during the exploration and evaluation phase, with the exception of assets that are held by production.

Property and Equipment – Property and equipment includes costs directly attributable to oil and natural gas development and production and office furniture and equipment. Property and equipment is recorded at cost less accumulated depletion, depreciation, and impairment losses net of recoveries.

The costs to acquire developed or producing oil and gas properties and to develop oil and gas properties, including land acquisitions, the acquisition of producing petroleum and natural gas assets, drilling of productive and nonproductive wells, the completion of geological and geophysical surveys, costs to construct and install dedicated infrastructure such as wellhead and production equipment, water handling facilities and equipment, and supporting assets, are capitalized as oil and gas properties within property and equipment.

The costs to construct, install and commission, or acquire, oil and gas production equipment, pipeline and transport facilities, and costs related to asset retirement obligations, are capitalized as property and equipment. Where an asset or part of an asset that was separately depreciated is replaced and it is probable that future economic benefits associated with the item will flow to the Company, the expenditure is capitalized and the carrying amount of the replaced asset is derecognized.

Depreciation and Depletion – Exploration and evaluation assets are not subject to depreciation and depletion. Once transferred to property and equipment, these costs along with estimated future capital expenditures to be incurred in order to develop proved reserves are depleted on a unit-of-production basis on the cash generating unit (CGU or Component) level using estimated proved oil and natural gas reserves as evaluated by independent engineers.

Depreciation of office equipment and vehicles are depreciated using the straight-line method over five years, office furniture and leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or seven years, and computer software is depreciated using the straight-line method over three years.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

Impairment of Non-Financial Assets

Exploration and Evaluation Assets

Exploration and evaluation assets are tested for impairment when reclassified to development oil and gas assets as part of property and equipment or whenever the facts and circumstances indicate impairment. An impairment loss is recognized for the amount by which the exploration and evaluation asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of the asset’s fair value less costs of disposal and value-in-use. For the purpose of assessing impairment, the exploration and evaluation assets subject to testing are grouped within existing CGUs of producing fields that are located in the same geographical region.

Oil and Gas Properties

Oil and gas properties are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. In evaluating for possible impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (CGU level) that are largely independent of the cash inflows of other assets or CGUs. An impairment loss is recognized for the amount by which the carrying amount of the individual asset or CGU exceeds its recoverable amount. The recoverable amount is the higher of the fair value less costs of disposal or the value-in-use. In determining the fair value less costs of disposal, recent market transactions are taken into account, if available. In the absence of such transactions, an appropriate valuation model is used. Value-in-use is determined by estimating the present value of the future net cash flows to be derived from the continued use of the CGU in its present form. These cash flows are discounted at a rate based on the time value of money and risks specific to the CGU.

Impairments can be reversed for all CGUs and individual assets, other than goodwill, to the extent that events or circumstances give rise to changes in the estimate of the recoverable amount since the period the impairment was recorded. The Company recognized no impairments during each of the years ended December 31, 2017 and 2016.

Asset Retirement Obligations – Provisions are recognized for asset retirement obligations associated with tangible long-lived assets, such as well sites and facilities. Provisions for asset retirement obligations are recognized when the Company has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligations; and the amount can be reliably estimated. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a risk-free rate. The increase in the provision due to the passage of time is recognized as accretion and included in the statement of operations.

Costs associated with the provision for asset retirement obligations are recognized as part of the cost of the related asset. Changes in the measurement of existing retirement obligations are added to or deducted from the cost of the related asset.

Provisions and Contingencies – Provisions are recognized when the Company has a present legal or constructive obligation as a result of a past event, it is more likely than not that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation at the end of the reporting period and are discounted to present value when the effect is material.

When a contingency, substantiated by confirming events, can be reliably measured and will likely result in an economic outflow, a liability is recognized in the combined financial statements as the best estimate required to settle the obligation. A contingent liability is disclosed where the existence of an obligation will only be confirmed by future events, or where the amount of a present obligation cannot be measured reliably or will likely not result in an economic outflow. Contingent assets are only disclosed when the inflow of economic benefits is probable. When the economic benefit becomes virtually certain, the asset is no longer contingent and is recognized in the combined financial statements.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

Current and Deferred Taxes – The tax expense for the period comprises current and deferred tax. Tax expense is recognized in the statement of operations, except to the extent that it relates to items recognized in other comprehensive income or directly in equity.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the combined balance sheet date in the countries where the Company operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the combined financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss.

Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxing authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Stock-Based Compensation – The Company has a stock-based compensation plan, under which the Company receives services from directors, employees, and consultants as consideration for equity instruments (options) of the Company. The fair value of the employee services received in exchange for the grant of options is recognized as an expense. The fair value of stock option grants is determined using the Black-Scholes option pricing model.

The total expense is recognized over the vesting period of each separate tranche of options granted. At the end of each reporting period, the Company revises its estimates of the number of options that are expected to vest. It recognizes the impact of the revision to the original estimate, if any, in the statement of operations, with a corresponding adjustment to equity.

When options are exercised, the Company issues new common shares. The proceeds received, net of any directly attributable transaction costs, are credited to share capital. The Company did not grant any stock options and no options were exercised during the years ended December 31, 2017 and 2016.

Financial Instruments

Financial Assets – Non-Derivative
The Company classifies its financial assets into the following categories: “fair value through profit or loss or “loans and receivables.” Financial assets are recognized on the date that the Company commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the instrument have expired or substantially all the risk and rewards of ownership have been transferred.

Financial assets classified at fair value through profit or loss are initially recognized at fair value and transaction costs are expensed in the combined statements of operations. They are subsequently carried at fair value. Gains and losses arising from changes in the fair value are presented in the combined statements of operations in the period in which they arise. Assets in this category are classified as current assets if expected to be settled within 12 months, otherwise they are classified as non-current. In addition, the Company’s cash and cash equivalents and restricted cash are classified at fair value through profit or loss.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. The Company’s loans and receivables comprise “receivables” in the combined balance sheet.

Financial Liabilities – Non-Derivative

The Company classifies its financial liabilities as “other financial liabilities.” Other financial liabilities include accounts payable and accrued liabilities. Other financial liabilities are initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method.

Share Capital – Common shares are classified as equity. Incremental costs directly attributable to the issue of new common shares or options are shown in equity as a deduction, net of tax, from the proceeds.

4.
Significant Judgments and Estimates

Estimates and underlying assumptions are reviewed on an ongoing basis and involve significant estimation uncertainty which has significant risk of causing adjustments to the carrying amounts of assets and liabilities. Accounting estimates are tested and reviewed on an annual basis for relevance and reliability. Any revisions to the accounting estimates are recognized in the current year and in any future years affected. Significant judgments, estimates and assumptions made by management in these combined financial statements are outlined as follows:

Deferred Income Tax Assets – Assessing the recoverability of deferred income tax assets requires significant estimates related to expectations of future taxable income based on forecasted cash flows from operations as well as interpretations and judgements on uncertain tax positions of applicable tax laws. Such judgements include determining the likelihood of tax positions being successfully challenged by tax authorities based on information from relevant tax interpretations and tax laws. To the extent such interpretations are challenged by the tax authorities or future cash flows and taxable income differ significantly from estimates, the ability to realize deferred tax assets recorded at the balance sheet date may be compromised. Refer to note 13 for further details.

Financial Instruments – The estimated fair values of financial assets and liabilities, by their very nature, are subject to measurement uncertainty due to their exposure to credit, liquidity and market risks. Furthermore, the Company may use derivative instruments to manage oil and gas commodity prices. The fair value of these derivatives is determined using valuation models which require assumptions concerning the amount and timing of future cash flows and discount rates. Management’s assumptions rely on external observable market data, including quoted commodity prices and volatility. The resulting fair value estimates may not be indicative of the amounts realized or settled in current market transactions and, as such, are subject to measurement uncertainty.

Oil and Natural Gas Reserves – Certain depletion, depreciation, impairment, and asset retirement obligation charges are measured based on the Company’s estimate of proved and probable oil and gas reserves and resources. The estimation of proved and probable reserves and resources is an inherently complex process and involves the exercise of professional judgement. Oil and natural gas reserves have been evaluated at December 31, 2017 and December 31, 2016 by independent petroleum engineers in accordance with National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities.

Oil and natural gas reserve estimates are based on a range of geological, technical and economic factors, including projected future rates of production, estimated commodity prices, engineering data, and the timing and amount of future expenditures, all of which are subject to uncertainty. Assumptions reflect market and regulatory conditions existing at the reporting date, which could differ significantly from other points in time throughout the year, or future periods. Changes in market and regulatory conditions and assumptions can materially impact the estimation of net reserves and resources.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

Impairment of Assets – The Company evaluates its assets for possible impairment at the CGU level. The determination of CGUs requires judgement in defining the smallest grouping of integrated assets that generate identifiable cash inflows that are largely independent of the cash inflows of other assets or groups of assets. The allocation of assets into CGUs has been determined based on similar geological structure, shared infrastructure, geographical proximity, commodity type, the existence of active markets, similar exposure to market risks, and the way in which management monitors the operations.

The recoverable amounts of CGUs and individual assets have been determined based on the higher of fair value less costs of disposal model and value in-use model. The key assumptions the Company uses in estimating future cash flows for recoverable amounts are: anticipated future commodity prices, expected production volumes, future operating and development costs, estimates of inflation on costs and expenditures, expected income taxes and discount rates. In addition, the Company considers the current environmental, social and governance issues affecting its property interests and operations, including the current legislative and regulatory activity affecting the permitting and approval of its projects and operations. Changes to these assumptions will affect the estimated recoverable amounts attributed to a CGU or individual assets and may then require a material adjustment to their related carrying value.

The decision to transfer exploration and evaluation assets to property and equipment is based on management’s determination of a property’s technical feasibility and commercial viability based on proved and probable reserves as well as related future cash flows.

Judgements are required to assess when impairment indicators exist and impairment testing is required. In determining the recoverable amount of assets, in the absence of quoted market prices, impairment tests are based on estimates of reserves, production rates, future oil and natural gas prices, future costs, discount rates, market value of land and other relevant assumptions.

The application of the Company’s accounting policy for exploration and evaluation assets requires management to make certain judgements as to future events and circumstances as to whether economic quantities of reserves will be found to assess if technical feasibility and commercial viability has been achieved.

Judgements are made by management to determine the likelihood of whether deferred income tax assets at the end of the reporting period will be realized from future taxable earnings.

Asset Retirement Obligations – The Company estimates and recognizes liabilities for future asset retirement obligations and restoration of exploration and evaluation assets, and for oil and gas development and producing assets. These provisions are based on estimated costs, which take into account the anticipated method and extent of restoration, technological advances and the possible future use of the asset. Actual costs are uncertain and estimates can vary as a result of changes to relevant laws and regulations, the emergence of new restoration techniques, operating experience and prices. The expected timing of future retirement and restoration may change due to these factors, as well as affect the estimates of reserve life. Changes to assumptions related to future expected costs, discount rates and timing may have a material impact on the amounts presented. The Company has chosen to use a risk-free rate for discounting asset retirement obligations.

Business combined under common control – The combination includes the results of operations of RAOC, EOR, Milnesand, and Chaveroo. PEDCO only acquired the assets of Milnesand and Chaveroo; however, the performance results of these entities should be combined because Milnesand and Chaveroo possess the necessary inputs and processes capable of producing outputs of the Hunter Oil Group.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

5.
Future Accounting Pronouncements

The following new standards and amendments to standards and interpretations are effective for annual periods beginning after January 1, 2018, and have not been applied in preparing these combined financial statements.

IFRS 9: Financial Instruments

The complete version of IFRS 9 was issued in July 2014. It replaced guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through other comprehensive income (OCI) and fair value through profit and loss (P&L). The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI not recycling. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities, there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the “hedged ratio” to be the same as the one management actually uses for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after January 1, 2018. The Company has assessed the impact of IFRS 9 on the financial statements is insignificant.

IFRS 15: Revenue from Contracts with Customers

IFRS 15 deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. In accordance with IFRS 15, the Company recognizes revenue when it satisfies a performance obligation (when control of the commodities is transferred to the purchaser). The standard replaces IAS 18 Revenue and IAS 11 Construction Contracts and related interpretations. The standard is effective for annual periods beginning on or after January 1, 2018 and earlier application is permitted. The Company has assessed the impact of IFRS 15 on the financial statements is insignificant.

IFRS 16: Leases

This new standard replaces IAS 17 Leases and the related interpretative guidance. IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a service contract on the basis of whether the customer controls the asset being leased. For those assets determined to meet the definition of a lease, IFRS 16 introduces significant changes to the accounting by lessees, introducing a single, on-balance sheet accounting model that is similar to current finance lease accounting, with limited exceptions for short-term leases or leases of low value assets. Lessor accounting is not substantially changed. The standard is effective for annual periods beginning on or after January 1, 2019, with early adoption permitted for entities that have adopted IFRS 15. The Company has not fully assessed the impact of IFRS 16on the financial statements but does not expect the impact to be significant.

There are no other IFRS or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Company.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

6.
Receivables

The Company’s receivables were comprised of amounts due from crude oil purchasers of $77 at December 31, 2017 and $124 at December 31, 2016, and other receivables of $22 at December 31, 2017 and $28 at December 31, 2016.

The Company recorded an impairment of $196 during the year ended December 31, 2017 and $2,418 during the year ended December 31, 2016 on receivables due from the companies that are wholly-owned subsidiaries of Hunter Oil Corp. Such impairments were charged to retained earnings as the funds advanced by the Company were treated as capital contributions.

7. Exploration and Evaluation Assets

Exploration and evaluation asset activities were as follows:

Oil and Gas Properties
Balance, December 31, 2015	$-
Additions	65
Balance, December 31, 2016	$65
Additions	114
Balance, December 31, 2017	$179

Net book value:
December 31, 2016	$65
December 31, 2017	$179

Exploration and evaluation assets include lands and assets that management has not fully evaluated for technical feasibility and commercial viability. Transfers to property and equipment are made when technical feasibility and commercial viability are determined to exist. During the year ended December 31, 2017, the Company acquired new acreage in Roosevelt County, New Mexico. The acquisition represents unproved properties with unevaluated potential for primary oil recovery projects that are excluded from the costs subject to depletion and depreciation until proved reserves are attributed to the property.

8.
Property and Equipment

		Oil and Gas
	Notes	Properties	Other (1)	Total
Balance, December 31, 2015		$43,231	$525	$43,756
Additions		1,018	78	1,096
Dispositions		(126)	(328)	(454)
Change in discount rate of asset retirement obligations	10	(1,529)	-	(1,529)
Change in estimated cost of asset retirement obligations	10	35	-	35
Balance, December 31, 2016		$42,629	$275	$42,904
Additions		234	-	234
Dispositions		(200)	(165)	(365)
Change in discount rate of asset retirement obligations	10	497	-	497
Change in estimates of asset retirement obligations	10	(5,337)	-	(5,337)
Impairment		(1,461)	-	(1,461)
Balance, December 31, 2017		$36,362	$110	$36,472

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

	Oil and Gas
	Properties	Other (1)	Total
Accumulated depreciation and depletion:
Balance, December 31, 2015	$(2,962)	$(436)	$(3,398)
Depreciation and depletion	(685)	(52)	(737)
Dispositions	(179)	305	126
Balance, December 31, 2016	$(3,826)	$(183)	$(4,009)
Depreciation and depletion	(522)	(37)	(559)
Dispositions	(53)	161	108
Balance, December 31, 2017	$(4,401)	$(59)	$(4,460)

Net book value:
December 31, 2016	$38,803	$92	$38,895
December 31, 2017	$31,961	$51	$32,012

(1)  The "Other" column aggregates long-term, depreciable assets (e.g., Property, Plant, and Equipment, Furnitures and Fixtures) not included in the aggregated amounts listed either in Note 7 - Exploration and Evaluation Assets or in the "Oil and Gas Properties" column listed above.

Future development costs of $235.3 million and $236.2 million as of December 31, 2017 and 2016, respectively, have been included in the computation of depletion expense. No general and administrative costs have been capitalized with regard to property and equipment.

For the year ended December 31, 2016, the Company conducted an assessment of the impairment indicators for the Company’s CGUs. Fair value less costs of disposal was calculated using a discounted cash flow analysis. These calculations require the use of estimates. The present value of future cash flows was computed by applying forecast prices of reserves to estimated future production, less the future estimated expenditures to be incurred in developing and producing proved reserves. The present value of future cash flows was computed by the Company’s independent reserves evaluators using a discount rate of 10% for both the Milnesand field and Chaveroo field CGUs. The selection of discount rate reflects estimates of the specific risks related to the underlying CGU. There were no impairment losses recorded at December 31, 2016.

As at December 31, 2016, the fair value less costs of disposal used to determine the recoverable amounts of property and equipment and exploration and evaluation assets are classified at Level 3 fair value measurements, as they are not based on observable market data.

For the year ended December 31, 2017, the Company conducted an assessment of the impairment based on the cash consideration made pursuant to the Transaction (Note 1) and recorded an impairment on property and equipment of $1,461.

9.
Restricted Cash

Restricted cash is comprised of escrowed amounts or certificates of deposit at banks which are pledged to secure plugging and abandonment obligations for properties operated by the Company’s subsidiaries or to secure a well site reclamation project in Canada.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

The following table summarizes restricted cash balances:

	December 31, 2017	December 31, 2016
Bank deposits pledged to secure asset retirement obligations – long-term$	$2,316	2,315

10.
Accounts Payable

The Company’s trade payables at December 31, 2017 and 2016 were $253 and $176 respectively.

11.
Asset Retirement Obligations

The following table presents the reconciliation of the beginning and ending aggregate carrying amounts of the estimated future obligations associated with the retirement of oil and gas properties:

Balance, December 31, 2015	$19,061
Decrease in provision due to change in discount rates	(1,529)
Increase in provision due to passage of time (accretion)	372
Increase in provision due to change in estimate	35
Increase in provision due to asset addition	456
Decrease in provision due to asset disposition	(293)
Asset retirement cost incurred	(335)
Balance, December 31, 2016	$17,767
Increase in provision due to change in discount rates	497
Increase in provision due to passage of time (accretion)	441
Decrease in provision due to change in estimates	(5,337)
Increase in provision due to asset addition	25
Decrease in provision due to asset disposition	(80)
Asset retirement cost incurred	(213)
Balance, December 31, 2017	$13,100

The total undiscounted amount of estimated future cash flows required to settle the obligations as of December 31, 2017, is $19.1 million (2016 - $27.2 million), which has been discounted using risk free rates from 1.76% to 2.63% and an assumed inflation rate of 1.50%. These obligations are expected to be settled over the next twenty-three years and will be funded from general Company resources at the time of retirement.

At December 31, 2017, the Company estimated asset retirement obligations of $1.5 million and $0.7 million for active leases administered by the Bureau of Land Management (BLM) and for active leases administered by the New Mexico Oil Conservation Division (OCD), respectively, in its Milnesand field. In addition, the Company estimated plugging obligations of $1.2 million and $6.8 million for active BLM leases and for active OCD leases, respectively, in its Chaveroo field. Total estimated asset retirement obligations for expired leases (all in the Chaveroo field) was $1.5 million. This is a reduction of $0.9 million from $2.4 million in asset retirement obligations on expired leases at January 1, 2017.

The following table summarizes the Company’s total estimated asset retirement obligation by field.

	Active Leases		Expired Leases			Total
	BLM	OCD	BLM	OCD	Facilities	Liability
Milnesand Field	$1,512	$674	$-	$-	$295	$2,481
Chaveroo Field	1,201	6,844	653	805	1,116	10,619
Balance, December 31, 2017	$2,713	$7,518	$653	$805	$1,411	$13,100

	Active Leases		Expired Leases			Total
	BLM	OCD	BLM	OCD	Facilities	Liability
Milnesand Field	$1,995	$889	$-	$-	$747	$3,631
Chaveroo Field	1,511	8,413	1,178	1,194	1,840	14,136
Balance, December 31, 2016	$3,506	$9,302	$1,178	$1,194	$2,587	$17,767

The $0.3 million recorded as current asset retirement obligations at December 31, 2017 represents the amount that the Company anticipates spending in 2018 on surface reclamation activities associated with recent asset retirement activities coupled with the estimated cost of asset retirement activities for the next ten wells in its BLM-compliant abandonment program.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

12.
Income Taxes

Total income tax expense differed from the amount computed by applying the Canadian combined federal and provincial statutory tax rate of 27.0% as of December 31, 2017, (27.0% - 2016) to loss before income taxes as a result of the following:

	December 31, 2017	December 31, 2016
Statutory tax rate	27.00%	27.00%
Loss before income taxes	2,495	1,230
Expected income tax benefit	(673)	(332)
Adjustments to reconcile expected income tax benefit to actual
Unrecognized benefit of losses	891	572
Differences between statutory and expected rate	(218)	(240)
Actual income tax benefit$	-	$-

The Company did not recognize deferred tax assets with respect to the following temporary differences and tax losses as it is not probable that there would be sufficient future taxable profits for their utilization, since there is no assurance that a benefit will be realized.

	December 31, 2017	December 31, 2016
Tax loss carry-forwards	32,818	31,933
Asset retirement obligation	5,113	6,981
Tax assets not recognized	(37,931)	(38,914)
	$-	$-

The Company has net operating loss carryforwards available of approximately $73.6 million, subject to applicable Section 382 limitations, in the United States, which $71.7 million may be carried forward indefinitely.

13.
Equity Instruments

Authorized Shares – Ridgeway Arizona Oil Corp is authorized to issue 50,000,000 shares at $1.00 par value per share. EOR Operating Company, a Texas corporation is authorized to issue 1,000 shares with no par value.

Issued and Outstanding – as of December 31, 2017 and December 31, 2016, Hunter Oil Group had 310 issued and outstanding common shares.

As at December 31, 2017 and December 31, 2016, there were no outstanding share-purchase warrants and stock options outstanding.

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

14.
Fair Value Measurements

Fair value estimates are made at a specific point in time, using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision. The Company classifies fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

●
Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.

●
Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in level 2 are either directly or indirectly observable as of the reporting date.

●
Level 3 – Values are based on prices or valuation techniques that are not based on observable market data.

The Company has determined that the carrying value of its short-term financial assets and liabilities (cash, restricted cash, receivables, and accounts payable) approximates fair value at the combined balance sheet dates due to the short-term maturity of these instruments.

15.
Risk management

The resource industry is highly competitive and, in addition, exposes the Company to a number of risks. Resource exploration and development involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. It is also highly capital intensive and the ability to complete a development project may be dependent on the Company's ability to raise additional capital. In certain cases, this may be achieved only through joint ventures or other relationships, which would reduce the Company's ownership interest in the project. There is no assurance that development operations will prove successful.

Risks Associated with Financial Assets and Liabilities – The Company is exposed to financial risks arising from its financial assets and liabilities. Financial risks include market risks (such as commodity prices, foreign exchange and interest rates), credit risk and liquidity risk. The future cash flows of financial assets or liabilities may fluctuate due to movements in market prices and the exposure to credit and liquidity risks. Disclosures relating to exposure risk are provided in detail as follows:

Credit Risk
Credit risk is the risk of an unexpected loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Company's financial instruments exposed to concentrations of credit risk are primarily cash and cash equivalents, including restricted cash, and accounts receivable.

The Company's receivables mainly consist of amounts due from sales of its crude oil production. The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to external credit ratings (if available) or to historical information about counterparty default rates.

With respect to its crude oil production receivables, the Company is the operator of all its property interests and owns the significant majority of the working interest in producing properties.

Receivables related to the sale of crude oil production are with a major reputable marketer and proceeds are collected within approximately 25 days following the month of delivery.

The Company's exposure to credit risk for these combined financial instruments was as follows:

	December 31, 2017	December 31, 2016
Cash	$57	$385
Receivables	99	152
Restricted cash	2,316	2,315
Maximum credit risk exposure	$2,472	$2,852

HUNTER OIL GROUP
Notes to Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated)
Years ended December 31, 2017 and 2016

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. As described in Note 2 of these combined financial statements, management of the Company has assessed that there may be significant doubt regarding the Company’s ability to continue as a going concern. The Company's approach to managing liquidity risk is to ensure, as far as possible, that it will always have sufficient liquidity to meet liabilities when due. At December 31, 2017, the Company had cash of $0.1 million, excluding restricted cash of $2.3 million. The Company is dependent on raising funds by borrowings, equity issues, or asset sales to finance its ongoing operations, capital expenditures and acquisitions. The contractual maturity of the majority of accounts payable is within three months or less. The Company has historically financed its expenditures and working capital requirements through the sale of common stock or, on occasion, through the issuance of short-term debt.

Foreign Exchange Risk
Substantially all of the Company’s assets and expenditures are either denominated in or made with US dollars. As a result, the Company has very limited exposure to foreign exchange risk in relation to existing commitments or assets denominated in a foreign currency. The Company has chosen not to enter into any foreign exchange contracts since its Canadian dollar working capital balances are not significant to the combined entity.

Commodity Price Risk

The Company is exposed to fluctuations in the world commodity prices for its products with a corresponding impact to cash flow. Reduced cash flow may result in lower levels of capital being available for field activity, thus compromising the Company’s capacity to grow production while at the same time replacing continuous production declines from existing properties. When the Company forecasts increased debt levels due to capital expenditures exceeding cash flow, it may enter into oil and natural gas hedging contracts in order to provide stability of future cash flow. The Company engages in derivative financial instruments solely to manage its commodity price risk exposure relative to its actual commodity production and not for speculative purposes. The Company has no derivative contracts in place at December 31, 2017.

16.
Capital Management

The Company attempts to manage its capital to complete its development projects, to adjust to changing market conditions, to maintain flexibility while pursuing objectives, and ultimately to provide returns to shareholders and benefits to other stakeholders. To manage the capital structure, the Company may adjust capital spending, issue new shares, issue new debt or sell assets. The Company’s objectives in managing its capital structure are to maintain a flexible financial structure, to preserve the Company’s access to capital markets, and to finance the Company’s growth and continue to meet its financial obligations.

The Company manages its capital structure and makes adjustments to it in light of market and economic conditions as well as the risk characteristics of the Company’s underlying assets. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share issues, the use of credit facilities, adjusting capital spending or by undertaking other strategies as deemed appropriate under the specific circumstances.

The Company monitors capital and its financing requirements through an annual budget process and updates to the budget forecast and working capital projections. There were no changes to the Company’s capital management policies during the years ended December 31, 2017 and 2016.

17.
Supplemental Cash Flow Information

The (increase)/decrease in non-cash working capital is comprised of:

	December 31, 2017	December 31, 2016
Receivables	$(143)	$(2,373)
Prepaid expenses and deposits	132	35
Accounts payable and accrued liabilities	77	(66)
Total	$66	$(2,404)

HUNTER OIL GROUP

Condensed Interim Combined Financial Statements

Six Months Ended June 30, 2018

(Unaudited)

(Expressed in US dollars)

HUNTER OIL GROUP
Condensed Interim Combined Balance Sheets
(Expressed in thousands of US dollars)

		June 30,	December 31,
		2018	2017
	Notes	(Unaudited)	(Audited)

Assets

Current assets
Cash		$35	$57
Receivables	5	160	99
Prepaid expenses and other deposits		38	5
Total current assets		233	161

Non-current assets
Exploration and evaluation assets	6	179	179
Property and equipment, net	7	31,053	32,012
Restricted cash	4	2,316	2,316

Total Assets		$33,781	$34,668

Liabilities and Shareholders' Equity

Current liabilities
Accounts payable		$24	$253
Asset retirement obligations	8	482	349
Total current liabilities		506	602

Asset retirement obligations	8	12,037	12,751
Total liabilities		12,543	13,350

Shareholders' equity
Share capital	9	1	1
Retained earnings		21,237	21,314
Total shareholders' equity		21,238	21,315

Total Liabilities and Shareholders' Equity		$33,781	$34,668

Subsequent event	1

Approved by the Board of Directors:

“Simon Kukes”                                                       “John Scelfo”

Director                                                                   Director

See accompanying notes to these unaudited condensed interim combined financial statements.

HUNTER OIL GROUP
Condensed Interim Combined Statements of Operations and Comprehensive Loss
(Expressed in thousands of US dollars - unaudited)

		Three Months Ended	Six Months Ended
	Notes	June 30, 2018	June 30, 2018

Revenues
Oil and gas sales		$648	$1,032
Less: Royalties		(217)	(217)
Revenues, net of royalties		431	815

Expenses
Operating and production costs		267	525
Workover expenses		2	96
General and administrative		10	23
Depreciation and depletion	7	180	316
Accretion	8	89	174
Remeasurement of inventory		13	(7)
Other, net		(7)	-
		554	1,127

Net comprehensive loss for the period		$(123)	$(312)

See accompanying notes to these unaudited condensed interim combined financial statements.

HUNTER OIL GROUP
Condensed Interim Combined Statements of Shareholders' Equity
(Expressed in thousands of US dollars except common shares - unaudited)

	Common Shares
	Number	Share Capital	Retained Earnings	Shareholders’ Equity

Balance, January 1, 2018	310	$1	$21,314	$21,315
Recovery of related party receivables (Note 5)	-	-	235	235
Net loss for the period	-	-	(312)	(312)
Balance, June 30, 2018	310	$1	$21,237	$21,238

See accompanying notes to these unaudited condensed interim combined financial statements.

HUNTER OIL GROUP
Condensed Interim Combined Statements of Cash Flows
(Expressed in thousands of US dollars - unaudited)

Six months ended
June 30, 2018
Cash provided by (used in):

Operating activities
Net loss for the period	$(312)
Add (deduct) non-cash and other items:
Depreciation and depletion	316
Accretion of asset retirement costs	174
Non-cash other expense	(14)
Non-cash working capital
Asset retirement expenditures	(98)
Receivables	174
Prepaid expenses and deposits	(33)
Accounts payable	(229)
Cash used in operating activities	(22)

Change in cash	(22)
Cash, beginning of period	57

Cash, end of period	$35
Non-cash transactions
Recovery of other receivables	$235

See accompanying notes to these unaudited condensed interim combined financial statements.

HUNTER OIL GROUP
Notes to Condensed Interim Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated - unaudited)
Period ended June 30, 2018

1.
Reporting Entity and Description of Business

On August 1, 2018, Pacific Energy Development Corp. (“PEDCO”), a wholly-owned subsidiary of PEDEVCO Corp. (“PEDEVCO”), entered into a Purchase and Sale Agreement and a Stock Purchase Agreement with Ridgeway Arizona Oil Corp. (“RAOC”), EOR Operating Company (“EOR”), Milnesand Minerals Inc. (“Milnesand”), Chaveroo Minerals Inc. (“Chaveroo”) (collectively the Hunter Oil Group” or the “Company”) and Hunter Oil Production Corp. whereby PEDCO acquired 100% interest in the equity of RAOC and EOR in consideration for $2.8 million and certain oil and gas assets (the “Assets”) from Milnesand and Chaveroo in consideration for $18.5 million (collectively the “Transaction”).

PEDEVCO was incorporated under the Corporation Laws of the State of Texas and the common shares of PEDEVCO are listed on the NYSE American. PEDEVCO’s primary business plan is engaging in the acquisition, exploration, development and production of oil and natural gas shale plays in the United States, with a secondary focus on conventional oil and natural gas plays. The registered address of PEDEVCO is 1250 Wood Branch Park Dr., Suite 400, Houston, Texas 77079. PEDCO was incorporated under the Corporation Law of the State of Nevada.

The Hunter Oil Group was wholly-owned subsidiaries of Hunter Oil Corp, a company incorporated in British Columbia, Canada and engaged primarily in the acquisition, development, operation and exploitation of crude oil and natural gas properties in the Permian Basin in eastern New Mexico, United States.

The Assets represent the Hunter Oil Group’s leasehold acres, current operated production, and all of the Hunter Oil Group’s leases and related rights, oil and gas and other wells, equipment, easements, contract rights, and production in accordance with the Purchase and Sale Agreement. The Assets are located in the San Andres play in the Permian Basin situated in west Texas and eastern New Mexico, with all acreage and production 100% operated and substantially all acreage held by production.

On August 31, 2018, PEDCO closed the transactions contemplated by the Purchase and Sale Agreement and the Stock Purchase Agreement and EOR and RAOC became the wholly-owned subsidiaries of PEDCO.

During the six months ended June 30, 2018, RAOC, EOR, and the operating assets of Milnesand and Chaveroo were under the common control of Hunter Oil Corp.

2.
Liquidity and Going Concern

While these combined financial statements are prepared on the basis that the Company will continue to operate as a going concern, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the twelve-month period following the date of these combined financial statements, certain conditions and events indicate the existence of a material uncertainty that may cast significant doubt on the validity of this assumption. The Company expects to incur further losses during the future development of its business. The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable production and to obtain additional funding from loans or equity financings or through other arrangements. Although the Company has been successful in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company.

These combined financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary were the going concern assumption deemed to be inappropriate. These adjustments could be material.

HUNTER OIL GROUP
Notes to Condensed Interim Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated - unaudited)
Period ended June 30, 2018

3.
Basis of Presentation and Summary of Significant Accounting Policies

Statement of Compliance
The condensed interim combined financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of the interim financial statements, including International Accounting Standards (“IAS”) 34, Interim Financial Reporting.

The notes presented in these interim financial statements include only significant events and transactions occurring since the Company’s last fiscal year end and they do not include all of the information required in the Company’s most recent annual combined financial statements. These financial statements follow the same accounting policies and methods of application as the Company’s annual combined financial statements, and should be read in conjunction with the Company’s annual combined financial statements for the year ended December 31, 2017, which were prepared in accordance with IFRS as issued by IASB. There have been no changes in judgment or estimates from those disclosed in the combined financial statements for the year ended December 31, 2017.

These interim financial statements were authorized for issue by the Board of Directors on November 12, 2018.

New standard IFRS 15 Revenue from Contracts with Customers

The Company has adopted IFRS 15, Revenue from Contracts with Customers (“IFRS 15”) effective January 1, 2018 on a retrospective basis and applied the transitional provisions, so that any adjustments would be recorded in opening retained earnings at January 1, 2018.

IFRS 15 supersedes IAS 18– Revenue, IAS 11 – Construction Contracts, and other revenue related interpretations. The standard outlines the principles that must be applied to measure and recognize revenue and the related cash flows. Revenue is recognized at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to a customer.

The principles in IFRS 15 have been applied using the following five steps:
1.
Identify the contract(s) with a customer
2.
Identify the performance obligation in the contract
3.
Determine the transaction price
4.
Allocate the transaction price to the performance obligation in the contract
5.
Recognize revenue when (or as) the entity satisfies a performance obligation

The Company has concluded that the adoption of IFRS 15 does not have any impact on these financial statements and does not expect any transitional adjustment.

New standard IFRS 9 Financial Instruments

The Company has adopted IFRS 9, Financial Instruments (IFRS 9) effective January 1, 2018 on a retrospective basis and applied the transitional provisions, so that any adjustments would be recorded in opening retained earnings at January 1, 2018. IFRS 9, addresses the classification, measurement and recognition of financial assets and financial liabilities. The adoption of IFRS 9 supersedes the guidance relating to the classification and measurement of financial instruments in IAS 39, Financial Instruments: Recognition and Measurement (IAS 39).

HUNTER OIL GROUP
Notes to Condensed Interim Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated - unaudited)
Period ended June 30, 2018

IFRS 9 requires financial assets to be classified into three measurement categories on initial recognition: (i) those measured at fair value through profit and loss, (ii) those measured at fair value through other comprehensive income and (iii) those measured at amortized cost. Measurement and classification of financial assets is dependent on the entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial asset. For financial liabilities, the IFRS 9 requirements are similar to those of IAS 39. The main distinction is that, in cases where the fair value option is chosen for financial liabilities, the part of a fair value change relating to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch.

IFRS 9 introduces a single expected credit loss model for calculating impairment for financial assets, which is based on changes in credit quality since initial recognition. The adoption of the expected credit loss impairment model did not have a significant impact on the Company’s condensed interim consolidated financial statements and did not result in a transitional adjustment.

The Company has no hedges on its condensed interim combined financial statements for the reporting period.

The Company has concluded that the adoption of IFRS 9 did not require any transitional adjustments to the classification or measurement of the Company’s financial assets and financial liabilities.

4.
Restricted Cash

Restricted cash is comprised of escrowed amounts or certificates of deposit at banks which are pledged to secure plugging and abandonment obligations for properties operated by the Company’s subsidiaries or to secure a well site reclamation project in Canada.

The following table summarizes restricted cash balances:

	June 30, 2018	December 31, 2017
Bank deposits pledged to secure asset retirement obligations – long-term$	$2,316	2,316

5.
Receivables

The Company’s receivables were comprised of amounts due from crude oil purchasers of $0.16 million and $0.1 million at June 30, 2018 and December 31, 2017, respectively. Management does not consider any of the receivable balances to be impaired.

The Company recorded a recovery of $0.235 million during the six months ended June 30, 2018 on receivables due from the companies that are wholly-owned subsidiaries of Hunter Oil Corp. The recovery was charged to retained earnings as the funds advanced by the Company were treated as capital contributions.

6.
Exploration and Evaluation Assets

Exploration and evaluation assets include lands and assets that management has not fully evaluated for technical feasibility and commercial viability. Transfers to property and equipment are made when technical feasibility and commercial viability are determined to exist. The carrying balance of the exploration and evaluation assets as of June 30, 2018 and December 31, 2017 is $0.18 million.

HUNTER OIL GROUP
Notes to Condensed Interim Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated - unaudited)
Period ended June 30, 2018

7.
Property and Equipment

	Oil and Gas
	Properties	Other (1)	Total
Balance, December 31, 2017	$36,362	$110	$36,472
Additions	29	-	29
Dispositions	(20)	-	(20)
Change in discount rate of asset retirement obligations	(650)	-	(650)
Balance, June 30, 2018	$35,721	$110	$35,831

Accumulated depreciation and depletion:
Balance, December 31, 2017	$(4,401)	$(59)	$(4,460)
Depreciation and depletion	(302)	(14)	(316)
Dispositions	(2)	-	(2)
Balance, June 30, 2018	$(4,705)	$(73)	$(4,778)

Net book value:
December 31, 2017	$31,961	$51	$32,012
June 30, 2018	$31,016	$37	$31,053

(1) The "Other" column aggregates long-term, depreciable assets (e.g., Property, Plant, and Equipment, Furnitures and Fixtures) not included in the aggregated amounts listed either in Note 8 - Exploration and Evaluation Assets or in the "Oil and Gas Properties" column listed above.

Future development costs of $235.3 million for the period ended June 30, 2018, has been included in the computation of depletion expense. No general and administrative costs have been capitalized with regard to property and equipment.

During the six months ended June 30, 2018, the Company conducted an assessment of the impairment based on the cash consideration made pursuant to the Transaction (Note 1) and did not recorded any impairment on property and equipment.

8.
Asset Retirement Obligations

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the estimated future obligations associated with the retirement of oil and gas properties:

Balance, December 31, 2017	$13,100
Decrease in provision due to change in discount rate	(656)
Increase in provision due to passage of time (accretion)	174
Decrease in provision due to asset acquisition	(1)
Asset retirement costs incurred	(98)
Balance, June 30, 2018	$12,519

The total undiscounted amount of estimated future cash flows required to settle the obligations as of June 30, 2018, is $19.0 million, which has been discounted using risk free rates from 2.11% to 2.93% and an assumed inflation rate of 1.50%. These obligations are expected to be settled over the next twenty-three years and will be funded from general Company resources at the time of retirement.

HUNTER OIL GROUP
Notes to Condensed Interim Combined Financial Statements
(Expressed s in thousands of US dollars unless otherwise indicated - unaudited)
Period ended June 30, 2018

At June 30, 2018, the Company estimated asset retirement obligations of $1.5 million and $0.7 million for active leases administered by the Bureau of Land Management (BLM) and for active leases administered by the New Mexico Oil Conservation Division (OCD), respectively, in its Milnesand field. In addition, the Company estimated plugging obligations of $1.3 million and $6.5 million for active BLM leases and for active OCD leases, respectively, in its Chaveroo field. Total estimated asset retirement obligations for expired leases (all in the Chaveroo field) was $1.2 million. The following table summarizes the Company’s total estimated asset retirement obligation by field.

	BLM	OCD	BLM	OCD	Facilities	Liability
Milnesand Field	$1,464	$652	$-	$-	$285	$2,401
Chaveroo Field	1,298	6,528	558	681	1,053	10,118
Balance, June 30, 2018	$2,762	$7,180	$558	$681	$1,338	$12,519

	BLM	OCD	BLM	OCD	Facilities	Liability
Milnesand Field	$1,512	$674	$-	$-	$295	$2,481
Chaveroo Field	1,201	6,844	653	805	1,116	10,619
Balance, December 31, 2017	$2,713	$7,518	$653	$805	$1,411	$13,100

The $0.5 million and $0.35 recorded as current asset retirement obligations at June 30, 2018, represents the amount that the Company anticipates spending over the proceeding twelve calendar months on surface reclamation activities associated with recent asset retirement activities coupled with the estimated cost of asset retirement activities for the next ten wells in its BLM-compliant abandonment program.

9.
Equity Instruments

Authorized Shares – Ridgeway Arizona Oil Corp is authorized to issue 50,000,000 shares of $1.00 par value. EOR Operating Company, a Texas corporation is authorized to issue 1,000 shares of no par value.

Issued and Outstanding – The Hunter Oil group had 310 (three hundred and ten) common shares outstanding at June 30, 2018 and December 31, 2017.

As at December 31, 2017, there were no share purchase warrants and stock options outstanding.

10.
Fair Value Measurements

Fair value estimates are made at a specific point in time, using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision. The Company classifies fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

●
Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.

●
Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in level 2 are either directly or indirectly observable as of the reporting date.

●
Level 3 – Values are based on prices or valuation techniques that are not based on observable market data.

The Company has determined that the carrying value of its short-term financial assets and liabilities (cash, receivables and accounts payable) approximates fair value at the combined balance sheet dates due to the short-term maturity of these instruments.